INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (“Agreement”) is made as of the________ day of _________, 2008 by and between Wilshire Associates Incorporated, a California corporation (“Adviser”), and MAXAM Capital Management LLC, a registered investment adviser (“Sub-Adviser”).

Whereas Adviser is the investment adviser of the Wilshire Mutual Funds, Inc. (the “Fund”), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), currently consisting of seven separate series or portfolios (collectively, the “Fund Portfolios”) including the Large Company Growth Portfolio, the Large Company Value Portfolio, the Small Company Growth Portfolio, the Small Company Value Portfolio, the Dow Jones Wilshire 5000 Index Portfolio, the Wilshire Large Cap Core 130/30 Fund and the Wilshire/MAXAM Diversity Fund;

Whereas Adviser desires to retain Sub-Adviser  to furnish investment advisory services for the Fund Portfolio(s) as described in Exhibit 1 – Fund Portfolio Listing, as may be amended from time to time, and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

Now Therefore, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.    Appointment.  Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to each Fund Portfolio for the period and on the terms set forth in this Agreement.  Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.

2.    Sub-Adviser Services.  Subject always to the supervision of the Fund’s Board of Directors and Adviser, Sub-Adviser may recommend to the Board of Directors one or more investment advisers who may or may not be affiliated with Sub-Adviser (herein referred to collectively as the “Underlying Managers” and each individually as a “Underlying Manager”) to provide a continuous investment program for each Fund Portfolio or a portion thereof designated from time to time by Sub-Adviser, including the investment, research, and management with respect to all securities and investments and cash equivalents for the Fund Portfolio or designated portion thereof.  The compensation of each Underlying Manager shall be paid by Sub-Adviser and no obligation may be incurred on any Fund Portfolio’s behalf in any such respect.  Upon approval of an Underlying Manager by the Board of Directors, and subject to any applicable requirement of shareholder approval, Sub-Adviser may enter into an agreement with such Underlying Manager, in a form approved by the Board of Directors, for the provision of such services, subject to the supervision of the Board of Directors, Adviser and Sub-Adviser.

In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and each Fund Portfolio and will comply with the provisions of the Fund’s Articles of Incorporation and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio, as amended from time to time, as well as any instructions and directions as may be provided by the Board of Directors of the Fund or Adviser to Sub-Adviser in writing from time to time, and resolutions of the Fund’s Board of Directors of which written notice has been provided to Sub-Adviser.

(A)    Sub-Adviser shall review, monitor and provide report to the Board of Directors regarding the performance and investment procedures of each Underlying Manager and shall assist and consult with each Underlying Manager in connection with the continuous investment program of the Fund Portfolio or portion thereof served by such Underlying Manager.

(B)    Subject to direction from the Board or the Sub-Adviser, each Underlying Manager shall determine from time to time what securities and other investments will be purchased, retained or sold by the Fund Portfolio or portion thereof served by such Underlying Manager.  Each Underlying Manager shall vote all proxies with respect to such securities and other investments.  The Fund acknowledges and agrees that, subject to the provisions of paragraph (A) hereof, Adviser and Sub-Adviser shall not be responsible for any such determinations by any Underlying Manager.  Each Underlying Manager shall provide services to each Fund Portfolio or portion thereof served by such Underlying Manager in accordance with the Fund Portfolio’s investment objectives, policies and restrictions as stated in the Fund’s then current registration statement, as well as any instructions and directions as may be provided by the Board of Directors of the Fund, Adviser or Sub-Adviser to Underlying Manager in writing from time to time, and resolutions of the Fund’s Board of Directors of which written notice has been provided to the Sub-Adviser and such Underlying Manager.

(C)    Subject to the direction from the Board or the Sub-Adviser, each Underlying Manager shall select brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund Portfolio or portion thereof managed by such Underlying Manager.  In making such selection, each Underlying Manager shall use its best efforts to obtain best execution, which includes most favorable net results and execution of such Underlying Manager’s orders, taking in account all appropriate factors, including, but not limited to, price, dealer spread or commission, size and difficulty of the transaction and research or other services provided.  It is understood that no Underlying Manager will be deemed to have acted unlawfully, or to have breached a fiduciary duty to any Fund Portfolio or in respect of Fund Portfolio assets, solely by reason of its having caused the Fund Portfolio to pay a member of a securities exchange, a broker or dealer a commission for effecting a securities transaction of the Fund Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged, if such Underlying Manager determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Underlying Manager’s overall responsibilities with respect to its accounts, including the Fund Portfolio as to which it exercises investment discretion.

Each Underlying Manager is authorized to consider for investment by each Fund or portion thereof managed by such Underlying Manager securities that may also be appropriate for other funds and/or clients serviced by such Underlying Manager.  To assure fair treatment of each such Fund and all other clients of an Underlying Manager in situations in which the Fund Portfolio and one or more other clients’ accounts participate simultaneously in a buy or sell program involving the same security, such transactions shall be allocated among the Fund Portfolio and other clients in a manner deemed equitable by the Underlying Manager.

Notwithstanding the previous paragraphs, to the extent directed by management of the Fund in writing, the Sub-Adviser shall direct one or more of the Underlying Managers to execute purchases and sales of portfolio securities for any Fund Portfolio or portion thereof served by such Underlying Manager through broker or dealers designated by management of the Fund to Underlying Manager for the purpose of providing direct benefits to the Fund Portfolio, provided that such Underlying Manager determines that such brokers or dealers will provide reasonable execution in view of such other benefits.  The Fund understands that the brokerage commissions or transaction costs in such transactions may be higher, and that a Fund Portfolio may receive less favorable prices, than those which any Underlying Manager could obtain from another broker or dealer, in order to obtain such benefits for such Fund Portfolio.

(D)    Subject to direction from the Board, with respect to any assets of a Fund Portfolio not being managed by an Underlying Manager, the Sub-Adviser shall determine from time to time what securities and other investments will be purchased, retained or sold by the Fund Portfolio with respect to such assets.  The Sub-Adviser shall vote all proxies with respect to such securities and other investments not managed by an Underlying Manager.  The Sub-Adviser shall have the same authority as an Underlying Manager in accordance with Paragraph (C).

(E)    Sub-Adviser will provide reports at least quarterly to the Board of Directors and to Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Directors from time to time at reasonable times to review the Fund Portfolio and to consult with Adviser regarding the investment affairs of the Fund Portfolio.

3.    Expenses.  During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for each Portfolio Segment.  Sub-Adviser agrees to bear any Portfolio expenses caused by future changes at Sub-Adviser, such expenses including but not limited to preparing, printing, and mailing to Portfolio shareholders of information statements or stickers to or complete prospectuses or statements of additional information.

4.    Compensation.  For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor,  a sub-advisory fee computed and paid as set forth in Exhibit 2 - Fee Schedule.

5.    Other Services.  Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or a Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or a Fund Portfolio.  Adviser understands and has advised the Fund’s Board of Directors that Sub-Adviser may act as an investment adviser or sub-investment adviser to other investment companies and other advisory clients.  Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of a Fund Portfolio other than each Portfolio Segment.

6.    Affiliated Broker.  Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for each Fund Portfolio in connection with the purchase or sale of securities or other investments for each Portfolio Segment, subject to: (a) the requirement that Sub-Adviser or Underlying Manager seek to obtain best execution as set forth above; (b) the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law.  Subject to the requirements of applicable law and any procedures adopted by the Fund’s Board of Directors, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund Portfolio or the Fund for such services in addition to Sub-Adviser’s fees for services under this Agreement.

7.    Representations of Sub-Adviser.  Sub-Adviser is registered with the Securities and Exchange Commission under the Advisers Act.  Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser.  Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act, and (f) will notify Adviser of any change in control of the Sub-Adviser within a reasonable time prior to such change.

8.    Books and Records.  Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Portfolio Segment’s investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act.  Sub-Adviser agrees that all books and records which it maintains for each Fund Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser’s or the Fund’s request (provided, however, that Sub-Adviser may retain copies of such records).  All such books and records shall be made available, within five business days of a written request, to the Fund’s accountants or auditors during regular business hours at Sub-Adviser’s offices.  Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to each Fund Portfolio or the Fund.  Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations.  In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Sub-Adviser may retain copies of such records as required by law).

Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities.  Sub-Adviser may disclose the investment performance of each Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, each Fund Portfolio or the Fund or the composition of each Portfolio Segment.  Sub-Adviser may disclose that Adviser, the Fund and each Fund Portfolio are its clients; provided, however, that Sub-Adviser will not advertise or market the relationship with Adviser or the Fund or issue press releases regarding such relationships without the express written prior consent of Adviser.  Notwithstanding the foregoing, Sub-Adviser may disclose (i) the investment performance of each Portfolio Segment to Fund officers and directors and other service providers of the Fund, and (ii) any investment performance that is public information to any person.

9.    Code of Ethics.  Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Fund with a copy of such code.  Within 35 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Sub-Adviser’s code of ethics or, if any violation has occurred that is material to the Fund, the nature of such violation and of the action taken in response to such violation.

10.    Limitation of Liability.  Neither Sub-Adviser nor any of its partners, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or negligence on Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

Sub-Adviser agrees to indemnify and defend Adviser, its officers, directors, employees and any person who controls Adviser for any loss or expense (including reasonable attorneys’ fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund’s registration statement, any proxy statement, or any communication to current or prospective investors in each Fund Portfolio, made by Sub-Adviser and provided to Adviser or the Fund by Sub-Adviser.

11.    Term and Termination.  This Agreement shall become effective with respect to each Portfolio Segment on __________, 2008, and shall remain in full force until August 31, 2009, unless sooner terminated as hereinafter provided.  This Agreement shall continue in force from year to year thereafter with respect to each Fund Portfolio, but only as long as such continuance is specifically approved for each Fund Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, Sub-Adviser may continue to serve in such capacity for such Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:

(a) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to any Fund Portfolio at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days written notice to the other party.  This Agreement may also be terminated by the Fund with respect to any Fund Portfolio by action of the Board of Directors or by a vote of a majority of the outstanding voting securities of such Fund Portfolio (as defined in the 1940 Act) on sixty days written notice to Sub-Adviser by the Fund.

(b) This Agreement may be terminated with respect to any Fund Portfolio at any time without payment of any penalty by Adviser, the Board of Directors or a vote of majority of the outstanding voting securities of such Fund Portfolio in the event that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

(c) This Agreement shall automatically terminate with respect to a Fund Portfolio in the event the Investment Management Agreement between Adviser and the Fund with respect to that Fund Portfolio is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.

12.    Notice.  Any notice under this Agreement by a party shall be in writing, addressed and delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice.

13.    Fund Limitations on Liability.  The obligations of the Fund entered into in the name or on behalf thereof by any of its directors, representatives or agents are made not individually but only in such capacities and are not binding upon any of the directors, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to each Fund Portfolio for the enforcement of any claims.

14.    Adviser Responsibility.  Adviser will provide Sub-Adviser with copies of the Fund’s Articles of Incorporation, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser’s performance under this Agreement; provided, however, that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof.

15.    Arbitration of Disputes.  Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa Monica, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect.  The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum.  Any arbitrator acting hereunder shall be empowered to assess no remedy other than payment of fees and out-of-pocket damages.  Each party shall bear its own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties.  Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.  If litigation is commenced to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs.

16.    Miscellaneous.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.  This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

17.    Applicable Law.  This Agreement shall be construed in accordance with applicable federal law and the laws of the state of California.

Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED By: ______________________________ Title: ______________________________	MAXAM CAPITAL MANAGEMENT LLC By: ______________________________ Title: ______________________________

EXHIBIT 1

FUND PORTFOLIO LISTING

Wilshire/MAXAM Diversity Fund

EXHIBIT 2

FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rates:

_____________ Portfolio:  ________%

Sub-Adviser’s fee shall be accrued daily at 1/365th of the annual rate set forth above.  For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.  Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.